Conformis Secures Up to $30 Million in Debt Financing and $3 Million in Equity Financing from Innovatus Life Sciences and East West Bank

BILLERICA, Mass., June 25, 2019 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell patient specific joint replacement implants designed to fit each patient's unique anatomy, announced today that the Company has secured up to $30 million in debt financing from Innovatus Capital Partners, LLC (“Innovatus”) and East West Bank and $3 million in equity financing from Innovatus.

This financing is part of Conformis’ comprehensive financing strategy to optimize its capital structure and to provide the funding for driving its commercialization. Conformis will use the proceeds from the debt financing to payoff the $15 million term loan from Oxford Finance LLC and currently expects that the remainder will be used for general corporate purposes, including but not limited to funding its working capital needs.

The loans have a term of five years and are comprised of two parts:

•	Term loan with Innovatus of $20 million with an interest-only period of four years

•	Revolver line of credit with East West Bank for up to $10 million based on the accounts receivable borrowing base.

In addition, Innovatus purchased $3 million of the Company’s common stock from the Company.

“Conformis’ proprietary iFit Image-to-Implant technology for patient specific joint replacement implants has the potential to disrupt an $18 billion orthopedics industry by solving for the shortcomings of conventional “off-the-shelf” total knee replacement procedures, where 1 in 5 patients are not satisfied with the results,” commented Claes Ekstrom, Managing Director at Innovatus. “We are excited to support Conformis’ ongoing mission to achieve better patient outcomes and lower healthcare costs.”

“We are pleased to have the confidence and support of Innovatus and East West Bank, who have significant expertise in healthcare and a strong presence in the life science space,” said Paul Weiner, Conformis’ Chief Financial Officer. “This financing provides the funding in a capital-efficient manner to further develop our commercialization strategy and strengthens our ability to bring the benefits of patient specific implants to orthopedic surgeons and the patients they serve.”

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Armentum Partners acted as financial advisor to Conformis on this transaction. Additional detail regarding the foregoing financing is set forth in the Company’s Current Report on Form 8-K, filed today with the SEC.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. Conformis offers a broad line of customized knee and hip implants and customized pre-sterilized, single-use instruments delivered to the hospital. In clinical studies, Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover customized implants and customized patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.

About Innovatus Capital Partners, LLC

Innovatus Capital Partners, LLC, is an independent adviser and portfolio management firm with approximately $1.7B in assets under management. Innovatus adheres to an investment strategy that identifies disruptive and growth opportunities across multiple asset categories with a unifying theme of capital preservation, income generation, and upside optionality. The firm has a dedicated team of life sciences investment professionals with deep experience in healthcare, including life sciences. Innovatus and its principals have significant experience providing debt financing to medical device, diagnostics, and biotechnology companies that address unmet medical needs, improve patient outcomes, and reduce overall healthcare expenditures. Further information can be found at innovatuscp.com.

About East West Bank

East West Bank (NASDAQ: EWBC) is the largest independent bank headquartered in Southern California and among the 30 largest banks in the United States with total assets of over $40 billion. As the premier financial bridge between East and West, the bank focuses exclusively on the United States and Greater China markets and operates over 130 locations worldwide. Forbes has named East West Bank among the top 15 of “America's 100 Best Banks.” For more information on East West Bank, visit the Company's website at www.eastwestbank.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated timing of our product launches and the expected closing of the private placement, the anticipated use of proceeds, and our financial position and results, total revenue, product revenue, gross margin, operations, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to whether the conditions for the closing of the private placement will be satisfied, risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
ir@conformis.com
(781) 374-5598